Exhibit 10.33

CIT Group Inc.
Long-Term Incentive Plan
Restricted Stock Unit Retention Award Agreement

“Date of Retention Award”:

“Participant”:
RSUs Granted:

This Retention Award Agreement, effective as of the Date of Retention Award set forth above, sets forth the grant of Restricted Stock Units (“RSUs”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Plan”). This Retention Award Agreement memorializes the terms and conditions of the action of the Committee on February 25, 2010. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)	Grant of RSUs. The Company hereby grants to the Participant the number of RSUs set forth above, subject to the terms and conditions of the Plan and this Retention Award Agreement. Each RSU represents the unsecured right to receive one Share in the future. The Participant shall not be required to pay any additional consideration for the issuance of the Shares upon settlement of the RSUs.

(B)	Vesting and Settlement of RSUs.

	(1)	Subject to the Participant’s continued employment with the Company and its Affiliates (the “Company Group”), fifty percent (50%) of the RSUs shall vest on the one-year anniversary of the Date of Retention Award and the remaining fifty percent (50%) of the RSUs shall vest on the three-year anniversary of the Date of the Retention Award (each a “Vesting Date”).

	(2)	Each vested RSU shall be settled through the delivery of one Share within forty-five (45) days following the applicable Vesting Date (each a “Settlement Date”).

	(3)	The Shares delivered to the Participant on the applicable Settlement Date (or such earlier date determined in accordance with Section (C)) shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.

	(4)	If, after the Date of Retention Award and prior to the applicable Vesting Date, dividends with respect to Shares are declared or paid by the Company, the Participant shall be entitled to receive dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Share, if any, during such period multiplied by the number of unvested RSUs. The dividend equivalents in respect of vested RSUs shall be paid in cash or Shares, as applicable, on the Settlement Date. If the Participant’s employment with the Company Group terminates prior to an applicable Settlement Date for any reason set forth in Section (C)(1) and (C)(2) of this Retention Award Agreement or if a Change of Control occurs, the Participant shall be entitled to receive all accrued and unpaid dividend equivalents at the time the RSUs are settled in accordance with Sections (C)(1), (C)(2) or (D), as applicable. If the Participant’s employment terminates prior to an applicable Settlement Date for any reason set forth in Section (C)(3), any accrued and unpaid dividend equivalents shall be forfeited.

	(5)	In the sole discretion of the Committee, in lieu of the delivery of Shares, the RSUs, and any dividend equivalents payable in Shares, may be settled through a payment in cash equal to the Fair Market Value of the applicable number of Shares, determined on the applicable Vesting Date or, in the case of settlement in accordance with Sections (C)(1), (C)(2) or (D), as applicable, the date of the Participant’s Separation from Service or the effective date of the Change of Control. Settlement under this Section (B)(5) shall be made at the time specified under Sections (B)(2), (B)(4), (C)(1), (C)(2) or (D), as applicable.

(C)	Separation from Service.

	(1)	If, after the Date of Retention Award and prior to an applicable Settlement Date, the Participant incurs a “Separation from Service” (within the meaning of the Committee’s established methodology for determining “Separation from Service” for purposes of Section 409A (as defined below)) from the Company Group due to death or Disability (as defined below), the RSUs, to the extent unvested, shall vest immediately and shall settle through the delivery of one Share within forty-five (45) days following the Participant’s Separation from Service. “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date a

Participant suffers from such Disability; provided, however, to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section (C).

	(2)	If, after the Date of Retention Award and prior to an applicable Settlement Date, the Participant incurs a Separation from Service due to the Company Group terminating the Participant’s employment without “Cause” or the Participant terminating his or her employment for “Good Reason” (each as defined in the Participant’s employment agreement with the Company effective as of the Date of Retention Award (the “Employment Agreement”), the RSUs, to the extent unvested, shall vest immediately and shall settle through the delivery of one Share within forty-five (45) days following the Participant’s Separation from Service, provided that such vesting is in compliance with any applicable restrictions imposed by the Federal Deposit Insurance Corporation (the “FDIC”).

	(3)	If, prior to an applicable Vesting Date, the Participant’s employment with the Company Group terminates for any reason other than as set forth in Sections (C)(1) or (C)(2), the unvested RSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the RSUs including, without limitation, dividend equivalents pursuant to Section (B)(4).

(D)	Change of Control. Notwithstanding any provision contained in the Plan or this Retention Award Agreement to the contrary, if, prior to an applicable Settlement Date, a Change of Control occurs, the RSUs, to the extent unvested, shall vest and settle immediately upon the effective date of the Change of Control.

(E)	Transferability. RSUs are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 12 of the Plan.

(F)	Incorporation of Plan. The Plan provides a complete description of the terms and conditions governing all Awards granted thereunder and is incorporated into this Retention Award Agreement by reference. This Retention Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Retention Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Retention Award Agreement.

(G)	No Entitlements

	(1)	The Plan or the Retention Award Agreement do not confer on the Participant any right or entitlement to receive compensation or bonus in any specific amount for any future fiscal year (including, without limitation, any grants of future Awards under the Plan) and do not impact in any way the Company Group’s determination of the amount, if any, of the Participant’s compensation or bonus. The RSUs do not constitute salary, wages, regular compensation, recurrent compensation or contractual compensation for the year of grant or any later year and shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group. The benefits provided pursuant to the RSUs are in no way secured, guaranteed or warranted by Company Group.

	(2)	The RSUs are awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group. The Plan or the Retention Award Agreement do not constitute an employment agreement. Nothing in the Plan or the Retention Award Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.

	(3)	Subject to any applicable employment agreement, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed. None of the Plan or the Retention Award Agreement, the grant of RSUs, nor any action taken or omitted to be taken under the Plan or the Retention Award Agreement shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time. Moreover, the Separation from Service provisions set forth in Section (C) only apply to the treatment of the RSUs in the specified circumstances and shall not otherwise affect the Participant’s employment relationship. By accepting this Retention Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever insofar as those rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, the RSUs as a result of such termination, or from the loss or diminution in value of such rights or entitlements. This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.

(H)	No Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to Shares covered by this Retention Award Agreement (including voting rights) until the date the Participant or his nominee becomes the holder of record of such shares on an applicable Settlement Date.

(I)	Miscellaneous

	(1)	It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Retention Award Agreement, all of which shall be binding upon the Participant.

	(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Retention Award Agreement at any time; provided, however, that, except as provided herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Retention Award Agreement, without the Participant’s written consent.

	(3)	If any provision of the Plan or the Retention Award Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of a penalty tax under Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), the Committee may modify the terms of the Plan or the Retention Award Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax. Notwithstanding anything to the contrary in the Plan or the Retention Award Agreement, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A will be made as soon as practicable following the first business day of the seventh month following the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.

	(4)	Delivery of the Shares underlying the RSUs or payment in cash, as applicable, upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation). The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. Further, the Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.

	(5)	This Retention Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Retention Award Agreement.

	(6)	Nothing in the Plan or this Retention Award Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the RSUs. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the RSUs.

	(7)	All obligations of the Company under the Plan and this Retention Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

	(8)	To the extent not preempted by federal law, this Retention Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(J)	Acceptance of Award. By accepting this Retention Award Agreement, the Participant is agreeing to all of the terms contained in this Retention Award Agreement. If the Participant desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Human Resources Department, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after receipt of this Retention Award Agreement.

IN WITNESS WHEREOF, this Retention Award Agreement has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

James J. Duffy
Executive Vice President Human Resources